Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	July 1, 2011
Spectra Energy Partners Completes Acquisition of the Big Sandy Pipeline
HOUSTON — Spectra Energy Partners, LP (NYSE: SEP) announced today that it has completed the previously announced acquisition of Big Sandy Pipeline, LLC (Big Sandy Pipeline) from EQT Corporation (NYSE: EQT). The primary asset acquired is a Federal Energy Regulatory Commission (FERC)-regulated natural gas pipeline system in eastern Kentucky. Big Sandy Pipeline has 171 million cubic feet per day of capacity and is approximately 70 miles in length, with access to Huron Shale and Appalachian Basin natural gas supplies.
“We are pleased Spectra Energy Partners closed the acquisition of the Big Sandy Pipeline, which strengthens our portfolio of fee-based natural gas assets. The acquisition was fully funded through equity and debt financing. Together with our quality assets and new investment grade credit ratings, we continue to be positioned for future opportunities,” said Gregory J. Rizzo, president and chief executive officer.
Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,200 miles of transmission and gathering pipelines and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.5 Bcf of natural gas per day from growing supply areas to high-demand markets.
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